Exhibit 5.1

McCarter & English, LLP Two Tower Center Boulevard 24th Floor East Brunswick, NJ 08816 www.mccarter.com

October 14, 2020

Boomer Holdings, Inc.
8670 W. Cheyenne Avenue
Las Vegas, Nevada 89129
Re: Boomer Holdings, Inc.

Re:  Registration Statement on Form S-1

To Whom It May Concern:

We have acted as counsel to Boomer Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, with respect to the resale from time to time by the selling stockholders of the Company, as detailed in the Registration Statement (the “Selling Stockholders”), of up to 23,369.447 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) originally issued by the Company on or about January 7, 2020 to Boomer Naturals Holdings, Inc. (“Holdings”) pursuant to the terms of an Agreement plan of Share Exchange (“The Exchange Agreement”) between the Company, Holdings, and Boomer Naturals, Inc. (“Naturals”), and subsequently distributed by Naturals to the Selling Shareholders, as defined in the Registration Statement.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, on or about January 7, 2020 to Boomer Naturals Holdings, Inc. (“Holdings”) records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)       the Registration Statement;

(ii)       the Amended and Restated Articles of Incorporation of the Company, as amended from time to time, as filed with the Office of the Secretary of State of the State of Nevada;

(iii)       the Amended and Restated Bylaws of the Company as presently in effect; and

(v)       the Exchange Agreement;

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid, and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Nevada Revised Statutes, as in effect on the date of this letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the registration of the Shares for resale by the Selling Shareholders under the Registration Statement. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein after the effectiveness of the Registration Statement, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

In our capacity as counsel to the Company in connection with the matters referred to above, we have also examined copies of the following: (i) the Articles of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and records of certain of the Company's corporate proceedings as reflected in its minute books; (ii) the Registration Statement, in the form to be filed with the Commission through the date hereof; and (iii we have also examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We disclaim any requirement to update this opinion subsequent to the date hereof or to advise you of any change in any matter set forth herein.

Very truly yours,

MCCARTER & ENGLISH, LLP

/S/ McCarter & English, LLP